EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO AND ASYLUM RESEARCH SETTLE PATENT DISPUTE

PLAINVIEW, NY, August 11, 2008 — Veeco Instruments Inc. (Nasdaq: VECO), today announced that it has settled the patent litigation which it had brought against Asylum Research Corporation in 2003.

Under the terms of the settlement, Veeco and Asylum agreed to drop all pending claims against each other and agreed to a five year, worldwide cross license of each company’s patents and a mutual covenant not to sue on patents either party has a right to assert.   Asylum will make a net payment to Veeco plus an ongoing royalty to Veeco for the five-year term of the cross license.  As part of the settlement, Asylum acknowledged the validity of the Veeco patents asserted in the case.  Other terms of the license were not disclosed.

John R. Peeler, Chief Executive Officer of Veeco, commented “We are pleased to have reached this favorable settlement with Asylum that values our technology and validates our patents. Veeco has invested tens of millions of dollars in intellectual property and research and development for AFM technology, and this investment has helped us to bring the best AFM products to the marketplace. This settlement is a significant milestone for our employees, customers and shareholders, and we will continue to protect our valuable intellectual property, as necessary, in the future.”

Mark Munch, Ph.D., Veeco’s Executive Vice President, Metrology & Instrumentation, commented “We are gratified by this outcome, which speaks to the strength of Veeco’s position in the AFM market. Innovation and leadership in AFM technology is a cornerstone of Veeco, and we will continue to invest heavily in R&D to deliver exciting new high performance products that enable the success of our customers.”

Veeco is the world leader in atomic force and scanning probe microscopy, with an installed base of over 8,000 systems at university and research/nanotechnology centers worldwide.  In this lawsuit, Veeco alleged that the manufacture, use and sale of Asylum’s MFP-3D atomic force microscope constituted infringement of Veeco patents. Asylum is a private company founded by former Veeco employees.

About Veeco

Veeco Instruments Inc. manufactures enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona, Massachusetts, and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and APAC. http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.